Exhibit 99.1

KMG Chemicals, Inc. 9555 W. Sam Houston Parkway South Suite 600 Houston, TX 77099 USA

KMG Announces Departure of CFO John Sobchak

HOUSTON, Texas—(BUSINESS WIRE)—October 31, 2013—KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals to select markets, today announced that John V. Sobchak has resigned as Vice President and Chief Financial Officer in order to pursue other interests. Mr. Sobchak has served as KMG’s CFO since 2001.

Executive search firm Russell Reynolds has been retained to conduct the recruitment process for a new CFO.

To ensure an orderly transition, Mr. Sobchak will continue with the company and perform the functions of a chief financial officer through the release of KMG’s earnings report for the first quarter and filing of the quarterly report in December. In the interim, Mr. Sobchak is transitioning his responsibilities to Hank Mullen, KMG’s Director of Business Development.

Mr. Mullen, 45, joined KMG in 2008 following KMG’s acquisition of the high purity process chemicals business from Air Products & Chemicals. Mr. Mullen has led the acquisition and integration activities for KMG over the past five years, and has prior experience in financial and capital planning within both Air Products and KMG. He also has extensive experience in the semiconductor industry, having worked for AT&T Microelectronics and its successor companies Lucent Technologies and Agere Systems. Mr. Mullen graduated from Penn State University and holds a Masters of Business Administration degree from the Tepper School of Business at Carnegie Mellon University.

In announcing his departure, Mr. Sobchak said, “I have recently accepted a broader financial oversight role in association with my position on the board of directors of the International Orthodox Christian Charities, which will require a greater time commitment beginning in January. Additionally, I will join a small group of local investors involved in private industrial and commercial investments. It is my great privilege to have been involved with KMG, our fine employees and our investors. I am confident that KMG’s best days lie ahead.”

“We sincerely thank John for his many contributions to KMG’s growth and success over the past twelve years,” said Chris Fraser, Chairman, President and CEO. “John’s dedication to KMG and his commitment to the highest standards of financial integrity has been a tremendous asset to KMG. We wish him the best in his future endeavors.”

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the electronic and industrial wood treatment chemical markets. For more information, visit the Company's website at http://kmgchemicals.com.

Contact

KMG Chemicals, Inc.

Eric Glover, 713-600-3865

Investor Relations Manager

eglover@kmgchemicals.com

Phone: 713-600-3800 • Fax: 713-600-3850

www.kmgchemicals.com • NYSE: KMG